Exhibit 3.37

CERTIFICATE OF INCORPORATION

OF

INNOVATIVE NEUROTRONICS, INC.

FIRST: The name of the Corporation is Innovative Neurotronics, Inc.

SECOND: The address of the principal office of the Corporation in Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the resident agent of the Corporation in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801.

THIRD: The nature of the business to be transacted by the Corporation and the purposes for which it is formed are to transact any and all lawful business for which corporations may be incorporated under the Delaware General Corporation Law.

FOURTH: The authorized capital stock of the Corporation shall consist of one thousand (1,000) shares of Common Stock, one cent ($.01) par value per share.

FIFTH: The Corporation is to have perpetual existence.

SIXTH: The name and the mailing address of the incorporator are as follows:

NAME	MAILING ADDRESS

David S. Sanders	3000 K St., N.W.
Suite 500
Washington, D.C. 20007

SEVENTH: Shareholders shall have no preemptive right to acquire unissued shares of the Corporation’s capital stock, treasury shares or securities convertible into such shares. The Board of Directors of the Corporation shall have the power and authority from time to time to authorize the sale of, and to sell, for cash or otherwise, all or any portion of the unissued and/or treasury stock of the Corporation without such stock, or any portion thereof being first offered to the shareholders of the Corporation.

EIGHTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

If the General Corporation Law of the State of Delaware is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

Any repeal or modification of the foregoing provisions of this Article EIGHTH by the shareholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of each repeal or modification for or with respect to any acts or omissions of a director occurring prior to such repeal or modification.

NINTH: The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify its officers and directors from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, and administrators of such a person.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 24th day of November, 2003.

/s/ David S. Sanders
David S. Sanders
Incorporator